Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen Ohio Dividend Advantage Municipal Fund 2
333-66062
811-10445


The annual meeting of shareholders was held in the offices of Nuveen Investments on November 15, 2011;
at this meeting the shareholders were asked to vote on the election of Board Members, the elimination of Fundamental Investment Policies and the approval of new Fundamental Investment Policies. The meeting was subsequently adjourned to December 16, January
31, 2012, March 5 and March 14, 2012.

Voting results for March 14, 2012 are as follows:

<c.> Common and Preferred shares voting
 together as a class
<c>  Preferred shares voting
 together as a class
To approve the elimination of the
fundamental policies relating to the Funds ability to make loans.


   For
            2,565,246
               794,267
   Against
               393,173
               205,300
   Abstain
                 98,512
                 25,500
   Broker Non-Votes
               732,662
               523,932
      Total
            3,789,593
            1,548,999



To approve the new fundamental policy
relating to the Funds ability to make
loans.


   For
            2,515,564
               778,267
   Against
               416,010
               221,300
   Abstain
               125,357
                 25,500
   Broker Non-Votes
               732,662
               523,932
      Total
            3,789,593
            1,548,999

Proxy materials are herein
incorporated by reference
to the SEC filing on October 14,
2011, under
Conformed Submission Type
DEF 14A, accession
number 0000950123-11-090070